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                                                                        EX - 3.3

                           MELLON BANK CORPORATION

             STATEMENT AFFECTING SERIES D JUNIOR PREFERRED STOCK
                               $1.00 PAR VALUE
          DECREASING THE AUTHORIZED NUMBER OF SHARES OF SUCH SERIES

             PURSUANT TO THE REQUIREMENTS OF SECTION 1522 OF THE
                    PENNSYLVANIA BUSINESS CORPORATION LAW

        The undersigned Corporation, desiring to decrease the authorized number of shares of its Series D Junior Preferred Stock, $1.00 par value (the "Series D Preferred Stock"), hereby certifies that:

    1.  The name of the Corporation is Mellon Bank Corporation.

    2. The resolution of the Board of Directors of the Corporation establishing and designating the Series D Preferred Stock as the fifth series of Preferred Stock, $1.00 par value, of the Corporation authorized to be issued by Article FIFTH of its Articles, as heretofore restated and amended, was filed with the Department of State in a Statement of Designation on July 25, 1988.

    3. By resolutions dated December 20, 1994 (copy attached hereto), the Board of Directors authorized the reduction of the authorized shares of Series D Preferred Stock.

    4. Accordingly, the number of shares of preferred stock previously designated as Series D Preferred Stock is hereby decreased from 4,388,117 shares to -0- shares.

    5. Since the filing of the Corporation's Restated Articles of Incorporation on September 2, 1993, there have been no statements filed under the Pennsylvania Business Corporation Law pertaining the Series D Preferred Stock.

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    6.  This Statement shall be effective upon the filing thereof in the
        Department of State.

        IN TESTIMONY WHEREOF, the undersigned Corporation has caused this Statement to be signed by a duly authorized officer thereof this 4th day of January, 1995.

                                          MELLON BANK CORPORATION

                                          By:    Steven G. Elliott
                                              ------------------------------
                                                 Steven G. Elliott
                                                 Vice Chairman, Chief Financial
                                                 Officer and Treasurer

(SEAL)

Attest:

James M. Gockley

James M. Gockley
Secretary

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                            RESOLUTIONS REGARDING
                           SERIES D PREFERRED STOCK


WHEREAS, As part of the Corporation's 1988 Capital Financing Plan, the Board adopted resolutions establishing and desginating the Series D Junior Preferred Stock (the "Series D Preferred Stock"); and

WHEREAS, In accordance with its terms, all outstanding shares of Series D Preferred Stock were converted into shares of Common Stock on August 31, 1994, at the rate of .7608696 shares of Common Stock for each share of Series D Preferred Stock; NOW, THEREFORE, BE IT

RESOLVED, That all shares of Series D Preferred Stock so converted shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series, until such shares are once more designated as part of a particular series by the Board; and it is further

RESOLVED, That the Chairman, the Chief Executive Officer, the President, and Vice Chairman, or the Secretary of the Corporation be, and each hereby is, authorized and directed in the name and on behalf of the Corporation, under the corporate seal of the Corporation attested by its Secretary, to execute and to cause a Statement Affecting Series D Preferred Stock to be filed with the Department of State of the Commonwealth of Pennsylvania in accordance with
Section 1522 of the Pennsylvania Business Corporation Law.